Atrion Reports Fourth Quarter and Full Year 2012 Results

ALLEN, TX -- (Marketwire - February 19, 2013) - Atrion Corporation (NASDAQ: ATRI) announced today that revenues were up 12% for the fourth quarter and up 1% for the full year 2012 compared to the quarter and year ended December 31, 2011. Revenues for the fourth quarter of 2012 were $28.5 million compared to $25.5 million in the same period of 2011. For the quarter ended December 31, 2012, diluted earnings per share were down 9% compared to the fourth quarter of 2011. For the full year 2012, Atrion's revenues increased to $119.1 million from $117.7 million in 2011. Net income per diluted share of $11.66 in 2012 was 9% lower than net income per diluted share of $12.82 in 2011, as described below.

Commenting on the Company's performance, David A. Battat, President & CEO, said, "I am pleased that all our major product categories exhibited higher revenues in the recently concluded quarter, with overall sales up 12% compared to the same period in the prior year." Mr. Battat cautioned that, "A proper evaluation of our earnings requires consideration of two tax anomalies. Our 2011 earnings were positively impacted by R&D tax credits earned that year. Legislation authorizing 2012 R&D tax credits was enacted too late to allow the benefits of these credits to be reflected in our 2012 results. In addition, as previously reported, an IRS arbitration panel ruled in our favor in 2012 and granted us 100% of the R&D tax credits for 2006-2008 that had been disallowed by the regional IRS office, resulting in a substantial one-time tax credit in 2012. These anomalies distort the 2012 to 2011 comparisons of GAAP after tax earnings and diluted EPS. As a result, we have chosen to highlight operating income in our review as it excludes tax considerations."

Mr. Battat continued, "Operating income declined 8% for the quarter compared to last year's period. As forecasted in our February 2012 press release, operating income for the first two quarters in 2012 showed double-digit declines compared to the prior year, and then tapered to single-digit declines in the final two quarters of 2012. For the full year, revenues were essentially flat, with operating income down 12%. This decline, in part, reflects an increase of over 30% in R&D expenditures and an additional $1.1 million in depreciation and amortization charges. We anticipate similar increases in 2013 to bolster the development of new products and platform technologies. Even after factoring in these expenditures, we expect to grow our operating income in 2013." Mr. Battat concluded, "I am happy to report that we finished the year with cash and long and short term securities of $44.6 million, after returning to stockholders $24.5 million in regular and special dividends and an additional $5.3 million in the repurchases of 26,562 shares of our common stock."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's efforts to bolster the development of new products and platform technologies, research and development and depreciation charges in 2013 and the Company's operating income in 2013. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                 (unaudited)

                               Three Months Ended     Twelve Months Ended
                                  December 31,            December 31,
                            ----------------------- -----------------------
                                2012        2011        2012        2011
                            ----------- ----------- ----------- -----------
Revenues                    $    28,497 $    25,519 $   119,062 $   117,704
Cost of goods sold               15,754      12,815      62,922      57,697
                            ----------- ----------- ----------- -----------
  Gross profit                   12,743      12,704      56,140      60,007
Operating expenses                5,704       5,073      22,514      21,839
                            ----------- ----------- ----------- -----------
  Operating income                7,039       7,631      33,626      38,168

Interest income                     387         302       1,447       1,295
Other income                         --           9           2          12
                            ----------- ----------- ----------- -----------
Income before income taxes        7,426       7,942      35,075      39,475
Income tax provision             (2,532)     (2,554)    (11,446)    (13,437)
                            ----------- ----------- ----------- -----------
  Net income                $     4,894 $     5,388 $    23,629 $    26,038
                            =========== =========== =========== ===========

Income per basic share      $      2.42 $      2.67 $     11.72 $     12.90
                            =========== =========== =========== ===========

Weighted average basic
 shares outstanding               2,019       2,016       2,016       2,019
                            =========== =========== =========== ===========

Income per diluted share    $      2.42 $      2.65 $     11.66 $     12.82
                            =========== =========== =========== ===========

Weighted average diluted
 shares outstanding               2,022       2,030       2,027       2,031
                            =========== =========== =========== ===========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      Dec. 31,    Dec. 31,
ASSETS                                                  2012        2011
                                                    ----------- -----------
                                                     (Unaudited) (Unaudited)
Current assets:
  Cash and cash equivalents                         $     7,999 $    24,590
  Short-term investments                                  8,182      20,279
                                                    ----------- -----------
    Total cash and short-term investments                16,181      44,869
  Accounts receivable                                    13,054      11,223
  Inventories                                            23,779      24,582
  Prepaid expenses and other                              3,110       2,313
  Deferred income taxes                                     623         755
                                                    ----------- -----------
    Total current assets                                 56,747      83,742

Long-term investments                                    28,433      10,336

Property, plant and equipment, net                       59,268      56,370
Other assets                                             11,362      11,447
                                                    ----------- -----------

                                                    $   155,810 $   161,895
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     7,208      10,043
  Line of credit                                             --          --
  Other non-current liabilities                          13,774      13,338
  Stockholders' equity                                  134,828     138,514
                                                    ----------- -----------

                                                    $   155,810 $   161,895
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800